For Immediate Release                  Contact:  Rick DeLisi
February 8, 2002              Director, Corp. Communications
Page 1 of 1                                   (703) 650-6019

           Atlantic Coast Airlines Holdings, Inc.
     Chairman and Chief Executive Officer to Present at
            Goldman Sachs Air Carrier Conference

Dulles, VA, (February 8, 2002) - Atlantic Coast Airlines Holdings, Inc. (ACA) (Nasdaq/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the Goldman Sachs Air Carrier Conference being held in Miami. The ACA presentation is scheduled to take place Tuesday, February 12, 2002 at approximately 8:50am Eastern.

A live audio-only webcast of the conference is being presented by the sponsors. It will be accessible through the following web address:

www.gs.com/ir/conf

User name: conference/conf4
Password:  goldman4

A recording of the ACA presentation will also be available at that same address for at least 30 days following the conference.

The slides that will accompany the ACA presentation will be available as a PowerPoint file in the "For Investors" section of the Atlantic Coast corporate website:

www.atlanticcoast.com

ACA operates as United Express in the Eastern and Midwestern United States, and as Delta Connection in the Eastern U.S. and Canada. The company has a fleet of 122 aircraft-including 91 regional jets-and offers approximately 760 daily departures, serving 63 destinations.

Atlantic Coast employs over 4,000 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about Atlantic Coast, visit our website at www.atlanticcoast.com.